Exhibit 99.1

Asbury Automotive Group, Inc. Announces Appointment of Chief Operating Officer

DULUTH, Ga., Feb. 19, 2025 - The Board of Directors of Asbury Automotive Group, Inc. (NYSE: ABG) ("Asbury" or the "Company"), one of the largest automotive retail and service companies in the U.S., today announced that Senior Vice President of Operations Daniel E. Clara has been promoted to Chief Operating Officer effective February 17, 2025. Mr. Clara has over 23 years of extensive automotive retail experience. Prior to his 5 years as SVP of Operations, he held positions as regional vice president, market director, general manager, other store-level department leadership roles, and store-level frontline retail positions at Asbury.

"Dan has done a great job leading store operations for Asbury for the past 5 years," said Tom Reddin, the Chair of the Board. "Dan’s leadership has contributed to significant same store growth, successful integration of several large acquisitions, and importantly, value creation for our shareholders.”

David Hult added, "I am very excited that the Board appointed Dan to the position of Chief Operating Officer. It is a well-deserved promotion. In addition to leading store operations, Dan’s leadership responsibility now also includes our development and innovation team, as well as significant functions within our marketing team. With the totality of Dan’s growing responsibilities, he will have an even larger impact on enabling an industry-leading guest experience and the go-to-market strategies in our stores.”

Dan Clara stated, "I am honored and grateful to take on a larger leadership role and look forward to driving further growth for the Company. I want to thank David and the Board of Directors of the Company for providing me this opportunity. David has been a wonderful mentor to me since he joined the Company in 2014. I look forward to continuing the work alongside our team members in pursuit of our mission: to become the most guest-centric automotive retailer."

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic and acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of December 31, 2024, Asbury operated 152 new vehicle dealerships, consisting of 198 franchises and representing 31 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Landcar, a leading provider of service contracts and other vehicle protection products, and 37 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury is recognized as one of America’s Fastest Growing Companies 2024 by the Financial Times and the Company is listed among the World’s Most Trustworthy Companies 2024 by Newsweek.

For additional information, visit www.asburyauto.com.

Asbury Media Contact:
Morgan Irwin (mirwin@asburyauto.com) Head of Corporate Communications, 678-537-6953

Source: Asbury Automotive Group, Inc.